EXHIBIT 99.1

Berkshire Hills Appoints Former Massachusetts Lieutenant Governor
Karyn Polito as New Independent Director

BOSTON – February 2, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a leading socially responsible community bank with financial centers in New England and New York, announced the election of Karyn Polito to the Board of Directors of the Company and its wholly-owned subsidiary Berkshire Bank effective February 2, 2023. Ms. Polito brings broad expertise in both the public and private sector including as Lieutenant Governor of the Commonwealth of Massachusetts and as Principal of Polito Development Corporation. Upon her election Ms. Polito was appointed to the Risk Management, Capital and Compliance and Corporate Responsibility and Culture committees of the Board.

"We are pleased to welcome Karyn to our Board of Directors," said Chairperson David M. Brunelle. "Karyn is a champion for our communities. She brings a diverse set of skills and experiences as an owner of a commercial real estate development company and as the former Lieutenant Governor of Massachusetts that will complement and strengthen the composition of our Board.”

“Berkshire will benefit from Karyn’s decades of experience working at the intersection of business and government. She will help us enhance our customer focus, community impact and advance our vision of becoming a high-performing, leading socially responsible community bank,” added Berkshire Bank CEO Nitin Mhatre.

Karyn Polito

“I’ve watched Berkshire evolve and grow into a well-respected, socially responsible, community-orientated institution at the forefront of meeting the financial needs of its customers and communities. I look forward to working alongside the Board and leadership team to leverage my network, relationships, and experience to take Berkshire to even greater heights,” stated Ms. Polito.

About Karyn Polito
Ms. Polito is an experienced businessperson, attorney and government leader who is currently Principal of Polito Development Corporation, a commercial real estate development firm. Ms. Polito was the 72nd Lieutenant Governor of Massachusetts from 2015 to 2023. During her time as Lieutenant Governor, she was an advocate for women’s empowerment and a champion for renewable energy, climate adaptation, workforce development, housing, and the innovation economy. She helped increase aid to local communities and spearheaded efforts to expand offshore wind and educational opportunities to careers in science, technology, engineering and math for women and students. Prior to serving as Lieutenant Governor, Ms. Polito was a member of the Massachusetts House of Representatives and a Partner at Milton, Laurence & Dixon, LLP. Ms. Polito holds a Bachelor of Science from Boston College and a Juris Doctor from New England Law. She is a lifelong resident of Shrewsbury, Massachusetts where she lives with her family.

ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.7 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies 2022 by Newsweek, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:
Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737